                                                Filed Pursuant to Rule 424(b)(5)
                                                File No. 333-73245

PROSPECTUS SUPPLEMENT
(To prospectus dated April 20, 1999)

                                 $200,000,000

                     [LOGO ("ReliaStar" w/starburst "A")]

                           ReliaStar Financial Corp.

                               8% Notes due 2006

                               ----------------

  ReliaStar will pay interest on the 8% notes due 2006 that we are offering under this prospectus supplement semi-annually on April 30 and October 30 of each year, starting on April 30, 2000. The notes will mature on October 30, 2006. The notes are not redeemable before maturity and do not have the benefit of a sinking fund. Our payment obligation on the notes ranks equally with our payment obligations on all of our other unsecured senior debt.

                               ----------------

                                                          Per Note    Total
                                                          --------    -----
   Public offering price(1)..............................  99.639% $199,278,000
   Underwriting discount.................................    .625%   $1,250,000
   Proceeds, before expenses, to ReliaStar...............  99.014% $198,028,000

  (1) Plus accrued interest from October 8, 1999 if settlement occurs after that date

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

  The notes will be ready for delivery, in book-entry form only through The Depository Trust Company, on or about October 8, 1999.

                               ----------------

Merrill Lynch & Co.
               Credit Suisse First Boston
                                          Lehman Brothers
                                                              J.P. Morgan & Co.

                               ----------------

          The date of this prospectus supplement is October 5, 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                             Prospectus Supplement
ReliaStar Financial Corp.................................................  S-3
Summary Financial Information............................................  S-5
Ratio of Earnings to Fixed Charges.......................................  S-6
Use of Proceeds..........................................................  S-6
Description of Notes.....................................................  S-6
Underwriting.............................................................  S-8
Validity of Notes........................................................ S-10

                                   Prospectus
About this Prospectus....................................................    2
ReliaStar Financial Corp.................................................    3
The Trusts...............................................................    4
Use of Proceeds..........................................................    6
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and
 Preferred Stock Dividends...............................................    6
Description of Debt Securities...........................................    7
Description of Particular Terms of Junior Subordinated Debt Securities
 Issued in Connection with Preferred Securities..........................   15
Description of Preferred Securities of the Trusts........................   16
Description of the Preferred Securities Guarantee........................   17
Description of Capital Stock.............................................   19
Description of Depositary Shares.........................................   23
Description of Securities Warrants.......................................   26
Plan of Distribution.....................................................   29
Where You Can Find More Information......................................   30
Validity of Securities...................................................   30
Experts..................................................................   31

                               ----------------

  We have not authorized anyone to give any information or to make any representations concerning the offering of the notes except that which is in this prospectus supplement or the prospectus, or which is referred to under "Where You Can Find More Information" in the prospectus. If anyone gives or makes any other information or representation, you should not rely on it. We are only offering the notes in states where the offer is permitted. Information in this prospectus supplement or in the prospectus (including information incorporated by reference) may change, or ReliaStar's affairs may change, after the dates printed on the front of the prospectus supplement or prospectus.

                               ----------------

                           RELIASTAR FINANCIAL CORP.

  Overview. ReliaStar is a holding company whose subsidiaries specialize in life insurance and related financial services. Through ReliaStar Life Insurance Company, Minneapolis, Minnesota, and other subsidiaries, we provide and distribute individual life insurance and annuities, employee-benefits products and services, life and health reinsurance, retirement plans, mutual funds, personal finance education, and bank products. ReliaStar's common stock is traded on the New York Stock Exchange under the symbol "RLR."

  When we refer to "ReliaStar," "we," "our," or "us" in this prospectus supplement we are referring to ReliaStar Financial Corp., except under the headings "Summary Financial Information" and "Ratio of Earnings to Fixed Charges," where we are referring to ReliaStar and its subsidiaries as a whole.

  ReliaStar's strategy is to offer, principally through education-based marketing, a wide variety of products and services designed to address customers' need for financial security. ReliaStar currently operates in four business segments: Personal Financial Services, Worksite Financial Services, Tax-Sheltered and Fixed Annuities, and Reinsurance.

  Personal Financial Services. The Personal Financial Services segment serves individual customers who prefer to purchase insurance and investment products from a personal financial adviser. This segment principally targets middle- and upper-income families with niches including military personnel and small-business owners. Personal Financial Services provides a wide range of products, including universal life, variable universal life and term life, as well as fixed and variable annuities through a nationwide network of independent agents and financial professionals. The military market is served by a dedicated sales force of career agents. Washington Square Securities, Inc. provides broker/dealer services to distributors. Unaffiliated broker/dealers also provide additional distribution.

  Worksite Financial Services. This segment targets the sale of employee-benefits and financial-service products to medium-to-large corporate employers and affinity groups. Building on these relationships, Worksite Financial Services also focuses on the sale of individual and payroll-deduction insurance products to employees at the worksite. Principal products include group and individual life insurance, non-medical group insurance products, and 401(k) retirement plans.

  Tax-Sheltered and Fixed Annuities. This segment, principally through Northern Life Insurance Company, focuses on the retirement security needs primarily of K-12 public and private school teachers. Northern's sales force is comprised of agents who specialize in the tax-sheltered 403(b) market, providing both fixed and variable annuities.

  Reinsurance. The Reinsurance segment provides specialized group life and health reinsurance, including special-risk reinsurance products, in the United States and internationally. Target customers of the Reinsurance segment are medium and large life insurance and selected non-life insurance companies such as managed care and healthcare provider organizations. This segment also offers specialty group insurance products on a direct basis and value-added services, like catastrophic medical case management. The Reinsurance segment's international offices are located in Amsterdam, Copenhagen, London and Mexico City.

  Supplementing these four business segments are other business units including Washington Square Securities, Inc., a broker/dealer; Northstar Investment Management Corporation, the investment adviser to a proprietary family of fixed-income and equity mutual funds; PrimeVest Financial Services, Inc. and the Financial Northeastern Companies, which target the sale of financial products and services by marketing through unaffiliated banks and credit unions; Successful Money Management Seminars, Inc., a producer of financial-education seminar systems; and ReliaStar Bank, a federal savings bank, which offers a variety of consumer credit and deposit products.

  Recent Developments. On July 22, 1999 ReliaStar and Pilgrim Capital Corporation announced that the two companies signed a definitive agreement for ReliaStar to acquire the Phoenix-based asset management and mutual fund company in a stock-and-cash transaction valued at approximately $258 million, which includes ReliaStar's assumption of approximately $31 million of Pilgrim debt. Pilgrim will be combined with Northstar. The resulting mutual fund organization will have a family of 33 mutual funds and other managed accounts with total assets under management of approximately $12 billion and combined annual fund sales of $2 billion. Completion of the acquisition is subject to customary closing conditions, including approval by Pilgrim's shareholders, approval by fund trustees/directors and fund shareholders, and various regulatory approvals. The transaction is expected to close near the end of October 1999.
  ReliaStar's executive offices are located at 20 Washington Avenue South, Minneapolis, Minnesota 55401, and its telephone number is (612) 372-5432.

                         SUMMARY FINANCIAL INFORMATION

  The following selected financial data as of and for the five years ended December 31, 1998 are derived from ReliaStar's consolidated financial statements. Data as of and for the six-month periods ended June 30, 1999 and 1998 have been derived from unaudited consolidated financial statements of ReliaStar. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following data should be read in conjunction with ReliaStar's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement. We have eliminated all material intercompany transactions and balances.

                          Six Months Ended
                              June 30,                     Year Ended December 31,
                         -------------------  ---------------------------------------------------
                           1999      1998       1998       1997      1996      1995       1994
                         --------- ---------  ---------  --------- --------- ---------  ---------
                             (unaudited)                          (audited)
(in millions)
Operating Data:
Premiums................ $   559.4 $   492.3  $ 1,014.1  $   887.9 $   836.9 $   851.5  $   726.9
Net Investment Income...     559.6     548.7    1,116.9    1,006.3     929.6     884.3      613.4
Realized Investment
 Gains (Losses).........       1.6      17.5       17.6       11.7      11.2       4.9      (27.4)
Policy and Contract
 Charges................     221.8     202.7      427.6      332.9     245.9     218.5      136.2
Other Income............     126.6     150.2      272.0      238.8     143.4     114.4      102.4
                         --------- ---------  ---------  --------- --------- ---------  ---------
  Total Revenues........   1,469.0   1,411.4    2,848.2    2,477.6   2,167.0   2,073.6    1,551.5
Benefits and Expenses...   1,246.2   1,187.9    2,447.1    2,122.7   1,866.1   1,816.7    1,391.5
Income Tax Expense......      80.1      79.5      143.0      125.7     105.0      89.7       56.6
Dividends on Preferred
 Securities of
 Subsidiaries, Net of
 Tax....................       6.6       6.6       13.2       10.4       5.0       0.0        0.0
                         --------- ---------  ---------  --------- --------- ---------  ---------
Income from Continuing
 Operations.............     136.1     137.4      244.9      218.8     190.9     167.2      103.4
Income (Loss) from
 Discontinued
 Operations, Net of
 Tax....................       0.0      (3.4)      (7.2)       3.2       2.1      (3.5)       1.7
                         --------- ---------  ---------  --------- --------- ---------  ---------
Net Income.............. $   136.1 $   134.0  $   237.7  $   222.0 $   193.0 $   163.7  $   105.1
                         ========= =========  =========  ========= ========= =========  =========
Net Income Available to
 Common Shareholders.... $   136.1 $   134.0  $   237.7  $   222.0 $   187.8 $   155.4  $    96.8
                         ========= =========  =========  ========= ========= =========  =========
Balance Sheet Data:
Invested Assets......... $14,581.5 $14,626.4  $14,909.1  $14,420.5 $11,996.3 $11,814.2  $ 7,918.2
Other Assets............   8,764.7   7,422.0    7,699.6    6,580.3   4,710.7   3,705.0    2,448.6
                         --------- ---------  ---------  --------- --------- ---------  ---------
  Total Assets..........  23,346.2  22,048.4   22,608.7   21,000.8  16,707.0  15,519.2   10,366.8
Notes and Mortgages
 Payable................     615.7     647.9      509.4      593.5     407.5     422.3      194.6
Other Liabilities.......  20,593.0  19,006.1   19,736.8   18,154.4  14,760.9  13,676.8    9,373.7
                         --------- ---------  ---------  --------- --------- ---------  ---------
  Total Liabilities.....  21,208.7  19,654.0   20,246.2   18,747.9  15,168.4  14,099.1    9,568.3
Trust-Originated
 Preferred Securities...     242.5     242.1      242.3      241.9     120.9       0.0        0.0
Shareholders' Equity:
  Preferred.............       0.0       0.0        0.0        0.0       0.0      68.7       67.9
  Common................   1,895.0   2,152.3    2,120.2    2,011.0   1,417.7   1,351.4      730.6

                       RATIO OF EARNINGS TO FIXED CHARGES

                                           Six Months
                                             Ended
                                            June 30,  Year Ended December 31,
                                           ---------- ------------------------
                                              1999    1998 1997 1996 1995 1994
                                           ---------- ---- ---- ---- ---- ----
   Ratio of Earnings to Fixed Charges.....    7.7     8.2  9.0  10.4 11.6 14.6

  For purposes of calculating these ratios, earnings (consisting of income from continuing operations before income taxes, extraordinary charges, and accounting changes, plus fixed charges, amortization of previously capitalized interest, and adjustments for less-than-50%-owned persons) have been divided by fixed charges. Fixed charges consist of interest on debt, dividends on trust-originated preferred securities, amortization of debt expense and discount, and the interest factor of rental expense (generally deemed to be one-third of net rental expense).

                                USE OF PROCEEDS

  The net proceeds from the sale of the notes we are offering under this prospectus supplement are estimated to be approximately $198.0 million (after giving effect to the underwriting discounts and before deducting estimated offering expenses), which will be added to our general funds and will be used for the following purposes:

  . acquiring Pilgrim Capital Corporation, which will require cash payments of approximately $150 million (see "ReliaStar Financial Corp.--Recent Developments," above for a discussion of the acquisition); and

  . reducing the amount outstanding under our $250 million revolving credit facility with a group of banks, which bears interest at a floating rate (5.68% as of September 27, 1999) and matures in three years on June 30, 2002. As of September 27, 1999 there was approximately $157 million outstanding under our revolving credit facility, approximately $150 million of which was used to repurchase ReliaStar common stock.

                              DESCRIPTION OF NOTES

  We provide information to you about the notes (referred to in the accompanying prospectus as "debt securities" or "senior debt securities") in two documents that progressively provide more detail--this prospectus supplement and the prospectus. Because the specific terms of the notes may differ from the general description in the prospectus, you should rely on the information in this prospectus supplement over differing information in the prospectus. You should read this prospectus supplement and the prospectus together for a complete description of the notes.

General

  The notes are unsecured general obligations of ReliaStar. Our payment obligation on the notes ranks equally with our payment obligations on all of our other unsecured senior debt. We will issue the notes under an indenture dated as of January 15, 1995, between us and Citibank, N.A., as trustee. See "Description of Debt Securities" in the prospectus for further information on this indenture. We and certain of our subsidiaries may borrow from the senior trustee and maintain deposit accounts and conduct other banking transactions with it in the ordinary course of business.

  The notes are limited to $200 million aggregate principal amount and will mature on October 30, 2006. We will issue the notes only in registered form in denominations of $1,000 and integral multiples of $1,000. We will pay interest on the notes at the rate per year shown on the cover page of this prospectus supplement from October 8, 1999, semi-annually on April 30 and October 30 of each year, starting on April 30, 2000, to the persons in whose names the notes are registered at the close of business on the April 15 and October 15, as the case may be, preceding each such interest payment date. The amount of interest payable for any period will be computed on the basis of the actual number of days elapsed in the period and a year of 360 days and twelve 30-day months.

  We may not redeem the notes before maturity, nor may you require us to redeem the notes before they mature. We are not required to make any sinking-fund payments with respect to the notes. The notes are subject to defeasance as described under "Description of Debt Securities--Defeasance and Discharge" in the prospectus.

Global Certificate; Book-Entry System

  We will issue the notes in book-entry form as a single global note registered in the name of the nominee of The Depository Trust Company, New York, New York, which will act as depositary. Except in the limited circumstances described below, beneficial interests in book-entry notes will be shown on, and transfers of those interests will only be made through, records maintained by DTC and its participants.

  The ownership interest of a purchaser of a note is shown in the records of DTC's participants. Purchasers will not receive written confirmation from DTC of their purchases, but they are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they purchase the notes. Transfers of ownership in the notes will be accomplished by entries made on the books of participants acting on behalf of the owners. Owners will not receive certificates representing their ownership interests in the notes, unless the use of the book-entry system for the notes is discontinued.

  DTC may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances and if a successor depositary is not obtained, certificates for the notes are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the notes. If that occurs, certificates for the notes will be printed and delivered.

  We understand that under existing industry practices, if we request noteholders to take action, or if an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to give or take such action and (2) such participants would authorize the beneficial owners owning through them to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised that it is a:

  . limited-purpose trust company organized under the laws of the State of New York;

  .  "banking organization" within the meaning of the New York Banking Law;

  .  member of the Federal Reserve System;

  . "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  .  "clearing agency" registered under the Exchange Act.

  DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants. The electronic book-entry eliminates the need for physical certificates. DTC's participants include:

  .  securities brokers and dealers (including the underwriters);

  .  banks;

  .  trust companies;

  .  clearing corporations; and

  . certain other organizations (some of which, or their representatives, own DTC).

Banks, brokers, dealers, trust companies, and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

  DTC has also advised us that DTC management is aware that some computer applications, systems and the like for processing data that depend on calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC has indicated is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform properly its services also depends upon other parties, including but not limited to issuers, issuers' agents, third-party vendors from whom DTC licenses software and hardware and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third-party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant; and to determine the extent of their efforts for Year 2000 remediation, and, as appropriate, testing, of their services. In addition, DTC has advised us that it is in the process of developing contingency plans it deems appropriate.

  DTC has advised us that the above information with respect to DTC's Year 2000 efforts has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Same-Day Settlement and Payment

  Settlement for the notes will be made by the underwriters in immediately available funds. We will make all payments of principal and interest in immediately available funds. The notes will trade in DTC's settlement system until maturity, and therefore DTC will require secondary-trading activity in the notes to be settled in immediately available funds.

                                  UNDERWRITING

General

  Subject to the terms and conditions in an underwriting agreement among us and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Credit Suisse First Boston Corporation, Lehman Brothers Inc. and J.P. Morgan Securities Inc., we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the principal amount of the notes listed opposite its name below.

                                                                    Principal
                                                                      Amount
        Underwriters                                                 of Notes
        ------------                                                ---------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................... $ 80,000,000
   Credit Suisse First Boston Corporation.........................   40,000,000
   Lehman Brothers Inc............................................   40,000,000
   J.P. Morgan Securities Inc.....................................   40,000,000
                                                                   ------------
        Total..................................................... $200,000,000
                                                                   ============

  The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

  The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Concessions and Discounts

  The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price listed on the cover page of this prospectus, and to dealers at such price less a concession not to exceed
 .375% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not to exceed .25% of the principal amount of the notes to other dealers. After this offering, the public offering price, concession and discount may be changed.

  The expenses of the offering, not including the underwriting discount, are estimated at $200,000 and are payable by us.

No Sales of Similar Securities

  We have agreed not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we have agreed not to directly or indirectly issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of debt securities.

New Issue of Notes

  The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot ensure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

  In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

  Certain underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, for which they have received or will receive customary compensation.

                               VALIDITY OF NOTES

  The validity of the notes we are offering under this prospectus supplement is being passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota, and for the underwriters by Sidley & Austin, Chicago, Illinois.

Prospectus


                                  $500,000,000

                           ReliaStar Financial Corp.

                                  as issuer of

                        Debt Securities Preferred Stock
               Common Stock Depositary SharesSecurities Warrants
                            Guarantees of Securities

                            ReliaStar Financing III

                             ReliaStar Financing IV

                             ReliaStar Financing V

                                 as issuers of

Preferred Securities Fully and unconditionally guaranteed, as described in this prospectus, by

                           ReliaStar Financial Corp.

                               ----------------

  The issuers will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                    This prospectus is dated April 20, 1999.

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that ReliaStar Financial Corp. and ReliaStar Financing III, ReliaStar Financing IV, and ReliaStar Financing V filed with the Securities and Exchange Commission using a "shelf" registration process. ReliaStar Financial Corp. is a Delaware corporation and each of the ReliaStar Financing entities is a Delaware business trust. Under this process, ReliaStar Financial Corp. may sell either separately or in units:

  .  debt securities (see "Description of Debt Securities");

  .  preferred stock (see "Description of Capital Stock");

  .  common stock (see "Description of Capital Stock");

  .  depositary shares (see "Description of Depositary Shares"); and

  .  securities warrants (see "Description of Securities Warrants");

and the trusts may sell preferred securities, representing undivided beneficial interests in the trusts, to the public (see "Description of Preferred Securities of the Trusts").


  This prospectus also relates to guarantees that may be made by ReliaStar Financial Corp. of the securities listed above.

  The trusts will use the proceeds from sales of their securities to buy a series of junior subordinated debt securities (see "Description of Debt Securities") from ReliaStar Financial Corp. with terms that correspond to the preferred securities.

  This prospectus sets forth a general description of the securities. Each time ReliaStar Financial Corp. or a trust offers securities, the offering entity will provide a prospectus supplement that will contain more specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information listed under the heading "Where You Can Find More Information," before you purchase any securities.

  The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about ReliaStar Financial Corp., the trusts, and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's web site or at the SEC's offices listed under the heading "Where You Can Find More Information."

                           RELIASTAR FINANCIAL CORP.

                           20 Washington Avenue South
                          Minneapolis, Minnesota 55401
                                 (612) 372-5432

  ReliaStar is a holding company whose subsidiaries specialize in life insurance and related financial services. Through ReliaStar Life Insurance Company, Minneapolis, Minnesota, and other subsidiaries, ReliaStar Financial Corp. provides and distributes individual life insurance and annuities, employee-benefits products and services, life and health reinsurance, retirement plans, mutual funds, personal finance education, and bank products. When we refer to "ReliaStar," "we," "our," or "us" in this prospectus or in a prospectus supplement we are referring to ReliaStar Financial Corp., except under the headings "Summary Financial Information" and "Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends," where we are referring to ReliaStar and its subsidiaries as a whole.

  ReliaStar's strategy is to offer, principally through education-based marketing, a wide variety of products and services designed to address customers' need for financial security. ReliaStar currently operates in four business segments: Personal Financial Services, Worksite Financial Services, Tax-Sheltered and Fixed Annuities, and Reinsurance.

  Personal Financial Services. The Personal Financial Services segment serves individual customers who prefer to purchase insurance and investment products from a personal financial adviser. This segment principally targets middle- and upper-income families with niches including military personnel and small-business owners. Personal Financial Services provides a wide range of products, including universal life, variable universal life, and term life, as well as fixed and variable annuities, through a nationwide network of independent agents, financial professionals, and brokerage general agencies. Washington Square Securities, Inc. provides broker/dealer services to distributors. Unaffiliated broker/dealers also provide distribution.

  Worksite Financial Services. This segment targets the sale of employee-benefits and financial-service products to medium-to-large corporate employers and affinity groups. Building on these relationships, Worksite Financial Services also focuses on the sale of individual and payroll-deduction insurance products to employees of our corporate clients. Principal products include group and individual life insurance, non-medical group insurance products, and 401(k) retirement plans.

  Tax-Sheltered and Fixed Annuities. This segment, through Northern Life Insurance Company, focuses on the retirement security needs of K-12 public and private school teachers. Northern's sale force is comprised of agents who specialize in the tax-sheltered 403(b) market, providing both fixed and variable annuities.

  Reinsurance. The Reinsurance segment provides specialized life and health reinsurance, including group and special-risk reinsurance products, in the United States and internationally. Target customers of the Reinsurance segment are medium and large life insurance and selected non-life insurance companies such as worker's compensation insurers and managed care and healthcare provider organizations. This segment also offers specialty group insurance products on a direct basis and value-added services, like catastrophic medical case management. The Reinsurance segment's international offices are located in Amsterdam, Copenhagen, London, and Mexico City.

  Supplementing these four business segments are other business units including Washington Square Securities, Inc., a broker/dealer; Northstar Investment Management Corporation, the investment adviser to a proprietary family of fixed-income and equity mutual funds; PrimeVest Financial Services, Inc., which targets the sale of financial products and services by marketing through unaffiliated banks; Successful Money Management Seminars, Inc., a producer of financial-education seminar systems; and ReliaStar Bank, a federal savings bank, which offers a variety of consumer credit and deposit products.

                                   THE TRUSTS

Overview

  Each trust is a statutory business trust that we formed under the Delaware Business Trust Act.

  We will amend and restate a trust's declaration of trust, the trust's governing document, at the time the trust proposes to offer its preferred securities. The amended and restated declaration will be substantially in the form filed as an exhibit to the registration statement. The term of each trust is approximately 55 years, but a trust may terminate earlier, as provided in the declaration and the applicable prospectus supplement.

  Each trust exists only for the following purposes:

  .  issuing its preferred securities to the public;

  . issuing its common securities to us in exchange for our capital contributions to the trust;

  . lending to us the net proceeds from the sale of the preferred securities, together with the capital contributions made by us for the common securities, in exchange for our junior subordinated debt securities; and

  . engaging in only those other activities necessary or incidental to those listed above.

  The rate and dates of regular payments to you, along with any other payment dates, for the preferred securities correspond to the interest rate and payment dates on the related junior subordinated debt securities, which will be the sole assets of a trust.

  We will pay all expenses of each trust as well as those incurred in the offering of the preferred securities. In addition, we guarantee the payment of distributions and amounts on liquidation and redemption of preferred securities to the extent described under "Description of the Preferred Securities Guarantee" and the applicable prospectus supplement. Our guarantee, when taken together with our obligations under the junior subordinated debt securities, the junior subordinated indenture, and the declaration, provides a full and unconditional guarantee to you of amounts due on the preferred securities.

  When this prospectus refers to a "trust" or to the "trusts," it is referring to the general characteristics of the trusts. If a trust offers to sell its preferred securities to the public, the particular terms and characteristics of the trust will be described in a prospectus supplement.

Common Securities

  A trust's common securities equal approximately 3% of the trust's total capital. All of the common securities of the trusts are owned by us and will not be offered for sale to any other person or entity. The common securities rank equally with the preferred securities. The trust will make payments on the preferred securities and common securities proportionately, except that, if an event of default occurs under the declaration, then our right to payment of distributions and amounts upon liquidation and otherwise will be junior to your rights as a holder of the preferred securities.

Trustees

  Each trust's affairs will be conducted by three or more trustees appointed by us as the holder of the common securities. The declaration governs the trustees' duties and obligations. The trustees will be comprised of the following:

  .  two "regular" trustees who are our employees;

  . one trustee that is a financial institution, not affiliated with us, that has a minimum amount of aggregate capital, surplus, and undivided profits of at least $50 million, which also acts as "property trustee" and as "indenture trustee" for the purposes of the Trust Indenture Act of 1939; and

  . if the property trustee does not have its principal place of business in Delaware or otherwise does not meet the requirements of Delaware law, we will appoint one additional "Delaware trustee" that has its principal place of business in Delaware.

  We may appoint, remove, or replace any of, or increase or reduce the number of, the trustees. However, if an event of default under the declaration occurs and is continuing, then only the holders of a majority of the dollar amount of the preferred securities may replace or remove the property trustee or the Delaware trustee. Only we can remove or replace the regular trustees.

Administrative Information

  The office of the current property trustee for each trust is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration, telephone (302) 651-8504.

  The principal place of business of each trust is c/o Reliastar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401, telephone
(612) 372-5432.

                                USE OF PROCEEDS

  Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities offered by this prospectus will be added to our general funds and may be used:

  .  to meet our working capital requirements;

  .  to refinance our debt;

  .  to repurchase our common stock;

  .  to make advances to our subsidiaries;

  .  to finance acquisitions if suitable opportunities develop; and

  .  for general corporate purposes.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  During the third quarter of 1998, we sold our mortgage banking subsidiary. The following ratios have been restated for all periods presented to reflect that transaction.

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges..................... 8.2  9.0  10.4 11.6 14.6
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends............................. 8.2  9.0   9.0  8.2  8.0

  In calculating these ratios, earnings have been divided by fixed charges. "Earnings" consist of income from our continuing operations before income taxes, extraordinary charges, and accounting changes, plus fixed charges, amortization of previously capitalized interest, and adjustments for less-than-50%-owned entities. For purposes of calculating the ratios of earnings to combined fixed charges and preferred stock dividends, earnings have been divided by fixed charges and pre-tax earnings required to cover preferred stock dividends. Fixed charges consist of interest on debt, dividends on trust-originated preferred securities, amortization of debt expense and discount, and the interest factor of rental expense, which is generally deemed to be one-third of net rental expense.

                         DESCRIPTION OF DEBT SECURITIES

  This section describes the general terms of our senior debt securities, senior subordinated debt securities, and junior subordinated debt securities (all three types of securities are sometimes collectively referred to as "debt securities"). The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. See also "Description of Particular Terms of Junior Subordinated Debt Securities Issued in Connection with Preferred Securities" below.

  The senior debt securities will be issued under an indenture (the "senior indenture") between us and the trustee named in the applicable prospectus supplement. The senior subordinated debt securities will be issued under an indenture (the "senior subordinated indenture") between us and the trustee named in the applicable prospectus supplement. And the junior subordinated debt securities will be issued under an indenture (the "junior subordinated indenture") between us and the trustee named in the applicable prospectus supplement.

  We have summarized the material terms of the three indentures listed above in this section, but this is only a summary. We have filed the forms of each of the indentures as exhibits to the registration statement. You should review the applicable indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

General

  Debt securities will be our direct obligations. Each of the indentures permits us to issue debt securities from time to time and does not limit the amount of debt securities that we may issue. Debt securities issued under an indenture will be issued as part of a series established by us under the indenture (Section 301).

  Senior debt securities that have not been secured in accordance with the senior indenture will rank equally with all of our other unsecured debt (as defined under "Subordination" below), other than debt that by its terms is subordinated to the senior debt securities. Subordinated debt securities will be unsecured, will rank equally with all of our other subordinated debt securities, and will be subordinated to all of our existing and future debt, other than debt evidenced by junior subordinated debt securities and by securities issued by a trust. The junior subordinated debt securities will be unsecured, will rank equally with any of our existing or future securities issued by a trust, and will be subordinated to all of our existing and future debt. See "Subordination" below.

  Unless a prospectus supplement relating to debt securities states otherwise, neither the indentures nor the terms of the debt securities will contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us. Such transactions could adversely affect holders of securities who are not afforded such protections.

  Because ReliaStar is primarily a holding company, holders of debt securities may be affected in the following two ways:

  . ReliaStar's rights and the rights of holders to share in the assets of any of our subsidiaries upon the subsidiary's liquidation or dissolution may be subject to prior claims of the subsidiary's creditors, including policy claims; and

  . ReliaStar's ability to pay principal and interest payments on the debt securities will be dependent upon the payment to it of dividends by its subsidiaries, which may be subject to limitations of insurance laws and regulations.

  A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering (Section 301). These terms will include some or all of the following:

  .  the title and type of the debt securities;

  .  any limit on the total principal amount of the debt securities;

  .  the price at which the debt securities will be issued;

  . if interest on debt securities is to be paid to a person other than the person indicated as the holder of the debt securities on the relevant record date in the security register, the identity of such person;

  . the dates on which the principal of and premium, if any, on the debt securities will be payable, and any rights that we may have to extend those dates;

  .  the maturity date of the debt securities;

  .  if the debt securities will bear interest:

    (1) the interest rate;

    (2) the date from which interest will accrue;

    (3) the record and interest payment dates;

    (4) the first interest payment date; and

    (5) circumstances, if any, in which we may defer interest payments;

  . if the amount of principal of or any premium or interest on the debt securities is determined by reference to an index, a description of the method of calculation;

  . any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

  . any sinking-fund provisions that would obligate us to redeem the debt securities before their final maturity;

  . whether the debt securities will be convertible into shares of common stock or exchangeable for other securities, and if so, the terms of conversion or exchange;

  .  any additions or changes to the covenants contained in the indenture;

  . the currency in which the debt securities will be denominated and payable, if other than U.S. dollars;

  . any provisions that would permit us or the holders of the debt securities to elect the currency in which the debt securities are paid;

  . if the debt securities are denominated in a currency other than U.S. dollars, whether and under what terms the provisions described under the heading "Defeasance" below apply to those debt securities;

  .  any changes to or additional events of default;

  . whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities; a "global security" means a debt security that we issue to represent all or part of a series of debt securities when the securities are issued only in book-entry form rather than by delivery of certificates to the holders;

  . whether the debt securities will be secured and the provisions relating to the collateral to be provided as security;

  .  any special tax implications of the debt securities; and

  .  any other terms of the debt securities.

Payment; Transfer

  We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register (Sections 305, 1001, and 1002). There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities (Section 305).

Denominations

  Unless the applicable prospectus supplement states otherwise, debt securities will be issued only in registered form, without coupons, in denominations of $1,000 or multiples of $1,000.

Original Issue Discount

  Debt securities may be issued as original-issue-discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an "original-issue-discount security," that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security (Section 101). The applicable prospectus supplement will describe the federal income tax consequences and other special factors that should be considered before purchasing any original-issue-discount securities.

Covenants

  We have covenanted in the senior indenture that we will not, and will not permit any "restricted subsidiary" (as defined in the next paragraph) to, create, incur, issue, assume, or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, or security interest (a "lien") of or upon any shares of capital stock or indebtedness of any restricted subsidiary or any indebtedness of any restricted subsidiary owned by us or any subsidiary, without providing that any debt securities issued under the senior indenture shall be secured equally with or senior to such indebtedness, so long as such indebtedness is so secured. These restrictions, however, do not apply to the following:

  . liens upon any indebtedness or shares of capital stock acquired by us or any restricted subsidiary after September 30, 1994 to secure the payment of all or part of the purchase price of those shares or indebtedness upon the acquisition of those shares by us or any restricted subsidiary;

  . liens upon any indebtedness or shares of capital stock existing at the time of acquisition of those shares by us or any restricted subsidiary;

  . liens upon indebtedness or shares of capital stock of any entity existing at the time the entity became a restricted subsidiary;

  . liens to secure indebtedness of any restricted subsidiary to us or to any other restricted subsidiary; and

  . extensions, renewals, or replacements of any liens existing on September 30, 1994 or any lien referred to in the foregoing points (Section 1007 of the Senior Indenture).

  The term "restricted subsidiary" includes the following subsidiaries, so long as we own, directly or indirectly, 50% or more of their voting stock (Section
101):

  .  ReliaStar Life Insurance Company and Northern Life Insurance Company;

  . any other of our other subsidiaries that have consolidated total assets of at least 20% of our consolidated total assets; and

  . any successor, by merger or otherwise, to all or a principal part of the business or properties of any subsidiary described in the previous two points.

  We have also covenanted in the senior indenture that, so long as any debt securities of any series are outstanding, we will not, nor will we permit any restricted subsidiary to, issue or dispose of any shares of capital stock of any restricted subsidiary, except in the following instances:

  . the shares are issued or disposed of to us or to another restricted subsidiary;

  .  the shares constitute directors' qualifying shares;

  . the entire outstanding capital stock of the restricted subsidiary then owned by us and our restricted subsidiaries is disposed of at the same time for a consideration that is at least equal to fair value; or

  . after giving effect to the issuance or disposition, we and our restricted subsidiaries would own, directly or indirectly, at least 80% of the outstanding capital stock of that restricted subsidiary (Section 1008 of the Senior Indenture).

  We are not restricted by the indentures from becoming liable for any debt or other obligations, or, except as described above, from creating liens on our property for any purpose.

  Nor are we restricted from paying dividends or making distributions on our capital stock, from purchasing or redeeming our capital stock, or, except as described under "Consolidation, Merger, or Sale of Assets" below, from engaging in corporate transactions that could result in our involvement in a highly leveraged transaction. The indentures do not require us to maintain any specified financial ratios or levels of net worth or liquidity. In addition, the indentures do not require us to repurchase, redeem, or otherwise modify the terms of any of our debt securities upon a change in control of ReliaStar or upon other events involving our company that may adversely affect the creditworthiness of the debt securities.

  The applicable prospectus supplement may describe other covenants. See also "Particular Terms of Junior Subordinated Debt Securities Issued in Connection with Preferred Securities."

Consolidation, Merger, or Sale of Assets

  Each of the indentures generally permits a consolidation or merger between us and another corporation. The indentures also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. Specifically, these transactions are permitted if:

  . the resulting or acquiring corporation assumes all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and the performance of the covenants in the indentures;

  . immediately after the transaction, no event of default exists and no event has occurred that, after notice, lapse of time or both, would become an event of default; and

  . if, as a result of the transaction, any of our properties and assets would become subject to a lien or other encumbrance not permitted by the indentures, we or the successor under the indentures, if applicable, secure the debt securities equally with or senior to all debt secured by the lien or encumbrance (Section 801).

  If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets in compliance with the indentures, the resulting or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, the successor corporation may exercise our rights and powers under the indentures, in our name or in its own name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities (Section 802).

Modification and Waiver

  Under each of the indentures, except as set forth below, our rights and obligations and the rights of holders of the debt securities may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. But the following modifications will not be effective against any holder without the holder's consent:

  . a change in the stated maturity date of any payment of principal or interest;

  . a reduction in certain payments due on the debt securities including payments of principal and interest;

  . a change in the place of payment or currency in which any payment on the debt securities is payable;

  . a limitation of the holder's right to sue us for the enforcement of certain payments due on the debt securities;

  .  a reduction in the indenture's requirements for a quorum or voting;

  .  an impairment in any right to convert convertible debt securities; and

  . a modification of any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with certain provisions of the applicable indenture or to waive certain defaults under the applicable indenture (Section 902).

  Under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series:

  .  waive compliance by us with restrictive covenants; and

  .  waive any past default, except:

    (1) a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

    (2) a default under any provision of the applicable indenture that itself cannot be modified without the consent of the holders of each outstanding debt security of that series (Sections 1005 and 513).

Events of Default

  Unless otherwise stated in the applicable prospectus supplement, each series of senior debt securities issued under the senior indenture will provide that the following events constitute events of default with respect to that series:

  . default in payment of principal of or premium, if any, on any senior debt security of that series when due;

  . default for 30 days in payment of interest on any senior debt security of that series or related coupon, if any, when due;

  . default in the deposit of any sinking-fund payment on any senior debt security of that series when due;

  . default in the performance of any covenant in the indenture continued for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding senior debt securities of that series;

  .  events of bankruptcy, insolvency, or reorganization involving us;

  . except for defaults on non-recourse debt that would not have an adverse effect on the holders of the debt securities or an adverse effect on our financial condition or the financial condition of a restricted subsidiary, default by us or by any restricted subsidiary in the payment of any amount due under other indebtedness having unpaid principal in excess of $20 million; and

  . except for defaults on non-recourse debt that would not have an adverse effect on the holders of the debt securities or an adverse effect on our financial condition or the financial condition of a restricted subsidiary, defaults under any instrument under which any indebtedness has been issued or by which it is governed, which resulted in the acceleration of the maturity of the indebtedness without the acceleration having been rescinded after notice to us (Section 501 of the Senior Indenture).

  Unless otherwise stated in the applicable prospectus supplement, any series of senior or junior subordinated debt securities issued under the senior subordinated indenture or the junior subordinated indenture will provide that the only events of default are the following:

  . default in payment of principal of or premium on any subordinated debt security of that series when due;

  . default for 30 days in payment of interest on any subordinated debt security of that series or related coupon, if any, when due;

  . failure to convert any subordinated debt security into common stock upon the election of a holder to convert the subordinated debt security, if the terms provide for conversion; and

  .  events of bankruptcy involving us (Section 501 of the Senior
     Subordinated Indenture and the Junior Subordinated Indenture).

  Unless specifically stated in the applicable prospectus supplement, there is no right to accelerate the payment of principal of the senior or junior subordinated debt securities upon

  . a default in payment on the senior or junior subordinated debt securities; or

  . in the performance of any covenant in the senior subordinated indenture or the junior subordinated indenture.

If such default occurs, the trustee, subject to conditions set forth in the indentures, may institute judicial proceedings to enforce payment or to obtain the performance of the covenant (Section 503 of the Senior Subordinated Indenture and the Junior Subordinated Indenture).

  We are required to file annually with each trustee an officers' certificate concerning the absence of certain defaults under the indentures (Section 1004). Each indenture provides that if an event of default has occurred and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the applicable series may declare the principal of all such debt securities to be due (Section 502). In the case of original-issue-discount securities, only such portion of the principal amount as is specified in the terms of the securities may be accelerated. In certain cases the holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all senior debt securities of the series and any related coupons, waive any past default, except a default in payment on any of the debt securities of the series or a default under the indenture that may not be modified without the consent of the holder of each outstanding debt security or coupon affected (Section 513).

  Each indenture entitles the trustee, subject to its duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of a series or any related coupons before exercising any right or power under the indenture at the request of the holders (Section 603). Each indenture provides that no holder of any debt securities or any related coupons may institute any proceeding to enforce the indenture, except if the trustee fails for 60 days to act after it is given the following:

  .  a notice of default,

  . a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of the series, and

  .  an offer of reasonable indemnity (Section 507).

This provision will not prevent any holder of debt securities or any related coupons from enforcing payment on the debt securities at the applicable due dates (Section 508). The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method, and place of conducting any proceedings for any remedy available to the trustee or for exercising any trust or power conferred on it with respect to the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that would be unjustly prejudicial to holders not joining the direction (Section 512).

  Each indenture provides that the trustee will give the holders of debt securities notice of a default if not cured or waived, but, except in the case of a default in payment on any debt securities of the series or any related coupons or in the payment of any sinking-fund installment, the trustee for the debt securities is protected in withholding notice if it determines in good faith that the withholding of the notice is in the interest of the holders of the debt securities (Section 602).

Defeasance and Discharge

  Except for junior subordinated debt securities, ReliaStar may be discharged from all obligations relating to the debt securities of a series upon the deposit with the trustee, in trust, of money or, to the extent the debt securities are denominated and payable in U.S. dollars only, eligible instruments that will provide money in an amount sufficient to make all required payments on the debt securities of the series on the scheduled due dates or upon redemption. We may only exercise this right if the holders of the debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the exercise. Similarly, we may only exercise this right if the holders will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if we had not done so. We may not exercise this right if the debt securities are then listed on any domestic or foreign securities exchange and will be delisted as a result of the action (Section 403). If we exercise our right described in this paragraph, then holders of the affected debt securities would be able to look only to the trust fund for payments on the debt securities.

  Except for junior subordinated debt securities, we may terminate certain of our obligations under each indenture regarding the debt securities of a series, including obligations to comply with covenants, by depositing in trust with the trustee money or, to the extent such debt securities are denominated and payable in U.S. dollars only, certain eligible instruments that will provide money in an amount sufficient to make all required payments on the debt securities of the series on the scheduled due dates. This termination will not relieve us of our obligation to pay when due the principal of or any interest on the debt securities if they are not paid from the money or eligible instruments held by the trustee (Section 1501). If we exercise our option to omit compliance with our obligations as described in this paragraph, and the debt securities of the series are declared due and payable because of the occurrence of an event of default, then the amount of money and eligible instruments on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of the scheduled due dates. Those amounts may not be sufficient, however, to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. In any case, we will remain liable for those payments as provided in the applicable indenture.

Subordination

  The senior subordinated debt securities are subordinate to all our existing and future debt (as defined in the next paragraph). The junior subordinated debt securities rank equally with any preferred or common securities issued by a trust and are subordinate to all our existing and future debt, other than securities issued by a trust. If we default in any payments on any debt to which the senior subordinated debt securities or the junior subordinated debt securities are subordinated when they become due, then, until the default has been cured, waived, or ceased to exist, no payment may be made on the senior subordinated debt securities or the junior subordinated debt securities. Similarly, in those circumstances we may make no payment in respect of any redemption, repayment, retirement, purchase, or other acquisition of any of the senior subordinated debt securities or the junior subordinated debt securities (Section 1601 of the Senior Subordinated Indenture and the Junior Subordinated Indenture).

  The term "debt" includes the following:

  . the principal, premium, if any, and interest in respect of indebtedness of ReliaStar for money borrowed and indebtedness evidenced by securities or other similar instruments issued by us;

  .  capital lease obligations;

  . obligations issued or assumed as the deferred purchase price of property, conditional sale obligations, and obligations under any installment-sale agreement;

  . obligations for the reimbursement on any letter of credit, banker's acceptance, repurchase agreement, or similar credit transaction;

  . obligations of the type referred to above of other entities for which we are responsible or liable as obligor, guarantor, or otherwise; and

  . obligations of the type referred to above of other entities secured by any lien on any of our properties or assets (Section 101 of the Senior Subordinated Indenture and the Junior Subordinated Indenture).

  The term "debt" does not include the following:

  .  junior subordinated debentures;

  .  preferred or common securities issued by a trust; or

  .  trade accounts payable arising in the ordinary course of business.

  As of December 31, 1998, we had approximately $509.4 million of debt outstanding to which senior and junior subordinated debt securities would be subordinated.

  If any of the following events occurs:

  . the insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to our company, our creditors, or our property;

  . a proceeding for the liquidation, dissolution, or other winding up of our company, whether or not involving insolvency or bankruptcy proceedings;

  .  an assignment by us for the benefit of our creditors; or

  .  any other marshalling of our assets;

then all senior debt, including any accrued interest, will first be paid in full before any payment or distribution may be made on account of the principal of or interest on the senior or junior subordinated debt securities.

  In such an event, any payment of the principal of or interest on the senior subordinated debt securities or junior subordinated debt securities, which would otherwise be payable on those securities, will be paid directly to the senior debt holders until all senior debt, including any accrued interest, has been paid in full (Section 1601 of the Senior Subordinated Indenture and the Junior Subordinated Indenture).

  After payment in full of all sums owing with respect to senior debt, the holders of senior subordinated debt securities or junior subordinated debt securities, as the case may be, together with the holders of any obligations of ReliaStar ranking equally with senior subordinated debt securities or junior subordinated debt securities, as the case may be, will be repaid from our remaining assets before any payment or other distribution, whether in cash, property, or otherwise, may be made on account of any capital stock or obligations of ReliaStar ranking junior to those securities and those other obligations (Section 1601 of the Senior Subordinated Indenture and the Junior Subordinated Indenture). By reason of this subordination, if we become insolvent, holders of debt may receive more, proportionately, and holders of the senior and junior subordinated debt securities may receive less, proportionately, than our other creditors. Subordination does not prevent the occurrence of any event of default in respect of the debt securities.

  Subject to certain exceptions, if any payment is received by a holder of subordinated debt securities in contravention of the applicable subordinated indenture before all outstanding senior debt shall have been paid in full, the payment shall be transferred to the holders of the outstanding senior debt to the extent necessary to pay that senior debt in full (Section 1601 of the Senior Subordinated Indenture and the Junior Subordinated Indenture).

  The indentures may be modified as provided under "Modification and Waiver" above, but no modification may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the indentures relating to the subordination of debt securities and any related coupons in a manner adverse to the senior debt holders (Section 902 of the Senior Subordinated Indenture and the Junior Subordinated Indenture).

Conversion and Exchange

  If any debt securities are convertible into preferred stock, depositary shares, or common stock at the option of the holders or exchangeable for preferred stock, depositary shares, or common stock at our option, the prospectus supplement relating to those debt securities will include the terms governing conversions and exchanges.

          DESCRIPTION OF PARTICULAR TERMS OF JUNIOR SUBORDINATED DEBT
           SECURITIES ISSUED IN CONNECTION WITH PREFERRED SECURITIES

General

  This section describes the general terms of the junior subordinated indenture that will be applicable to junior subordinated debt securities issued by us to a trust in connection with the trust's sale of preferred securities to you. Other terms of the junior subordinated indenture are discussed under the heading "Description of Debt Securities" above.

  The prospectus supplement will describe the specific terms of a series of junior subordinated debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to that series of junior subordinated debt securities.

  The distribution rate and dates and the other payment dates for the preferred securities issued by a trust will correspond to the interest rate and dates and the other payment dates on the junior subordinated debt securities issued to the trust, which will be the trust's sole assets.

  If a trust is dissolved because of the occurrence of an event listed in the applicable prospectus supplement, then the trust may distribute junior subordinated debt securities proportionately to the holders of the trust's preferred and common securities. We will issue only one series of junior subordinated debt securities in connection with the issuance of securities by a particular trust.

Events of Default

  When junior subordinated debt securities are issued to a trust by us in connection with the issuance by the trust of its securities and there has occurred one of the following:

  . any event that would constitute an event of default under the junior subordinated indenture;

  . we are in default with respect to our payment of any obligations under our guarantee relating to the preferred securities; or

  . we give notice of our election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period, if we are allowed to do so, and that period, or any extension of that period, is continuing;

then we may not:

  . declare or pay cash dividends on, or make a distribution with respect to, or repurchase or make a liquidation payment with respect to, any of our capital stock; or

  . make any payment of interest, principal, or premium on, or repay, repurchase, or redeem any debt securities issued by us that rank equally with or junior to the junior subordinated debt securities.

Enforcement of Your Rights

  If we do not make interest or other payments on the junior subordinated debt securities when due, then the declaration provides a mechanism whereby the holders of the preferred securities may direct the property trustee to enforce the property trustee's rights under the junior subordinated debt securities. If the property trustee does not enforce those rights, then any holder of preferred securities may institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other entity. In addition, if we fail to pay interest or principal on the junior subordinated debt securities when due, then, under the junior subordinated indenture, a holder of preferred securities may directly institute a proceeding for enforcement of a payment to the holder of the principal of or interest on junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the holder's preferred securities.

Covenants

  For so long as a particular series of a trust's securities remains outstanding, we will:

  . directly or indirectly maintain 100% ownership of the trust's common securities, except that any of our permitted successors under the junior subordinated indenture may become the sole owner of the common securities;

  . use reasonable efforts to cause the trust to remain a statutory business trust, except in connection with the distribution of junior subordinated debt securities to the holders of the trust's securities in liquidation of the trust, the redemption of all of the trust's securities, or mergers or consolidations, each as permitted by the declaration; and

  . use reasonable efforts to cause the trust to continue to be classified as a "grantor trust" for United States federal income tax purposes.

               DESCRIPTION OF PREFERRED SECURITIES OF THE TRUSTS

  This section describes the general terms of the preferred securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the preferred securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those preferred securities.

  We have summarized the material terms of the preferred securities in this section, but this is only a summary. We have filed the declaration, the junior subordinated indenture, and the form of preferred security certificate as exhibits to the registration statement. You should review these documents for additional information before you buy any preferred securities.

  Each trust may issue only one series of preferred securities. The specific terms of a series will be listed in the applicable prospectus supplement and will include:

  .  the distinctive name of the series of preferred securities;

  . the number or aggregate liquidation amount of preferred securities of the series and the dates upon which distributions will be paid;

  . whether distributions on preferred securities are cumulative, and, if so, the date, or method of determining the date, from which the distributions shall be cumulative;

  . the amounts payable out of the assets of the trust to the holders of preferred securities upon dissolution, winding-up, or termination of the trust;

  . the obligation, if any, of the trust to purchase or redeem the preferred securities and the prices at which, the periods within which, and the terms upon which the preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

  . the voting rights, if any, of the preferred securities in addition to those required by Delaware law, including the number of votes per preferred security and any requirement for approval by the holders of preferred securities of specified actions or amendments to the declaration;

  . United States federal income tax considerations applicable to the series; and

  . any other relevant rights, preferences, or privileges of, or limitations or restrictions on, the preferred securities, consistent with the declaration and applicable law.

  The distribution rate and payment dates and the other payment dates for the preferred securities issued by a trust will correspond to the interest rate and payment dates and the other payment dates on the junior subordinated debt securities issued to the trust, which will be the trust's sole assets. All preferred securities are guaranteed by us to the extent described under "Description of the Preferred Securities Guarantee" below.

  The declaration of each trust will be qualified as an indenture under the Trust Indenture Act. In addition to the terms discussed in this prospectus and the applicable prospectus supplement, the preferred securities of a series will have such other terms as are stated in the declaration or made part of the declaration by the Trust Indenture Act.

  In connection with the issuance of preferred securities, each trust will issue one series of common securities to us. The terms of the common securities will be substantially identical to the terms of the preferred securities, and the common securities will rank equally with, and payments will be made on the common securities proportionately with, the preferred securities. If an event of default occurs under the declaration, however, our rights, as holder of the common securities, to payment of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the preferred securities.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

  This section describes the general terms of our guarantee of payments with respect to the preferred securities. The prospectus supplement will describe the specific terms of our guarantee with respect to the preferred securities offered by that prospectus supplement and any general terms of the guarantee outlined in this section that will not apply to the guarantee associated with the series of preferred securities offered by that prospectus supplement. The guarantee is for the benefit of the holders of preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act, and Wilmington Trust Company will act as indenture trustee under the guarantee.

  We have summarized the material terms of the guarantee in this section, but this is only a summary. The terms of the guarantee will be those stated in the applicable guarantee agreement and those made a part of the guarantee agreement by the Trust Indenture Act. We have filed the form of guarantee agreement as an exhibit to the registration statement. You should review the form of guarantee agreement for additional information before you buy any preferred securities.

General

  We agree to pay, to the extent described in this prospectus and the applicable prospectus supplement, in full to the holders of the preferred securities the "guarantee payments" (as defined below), as and when due, regardless of any defense or counterclaim that the applicable trust may have or assert.

  The following payments and distributions with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by a trust, are subject to the guarantee:

  . any accrued and unpaid distributions that are required to be paid on the preferred securities, but only to the extent that the trust has funds available for those distributions;

  . with respect to preferred securities called for redemption by the trust, the redemption price, including all accrued and unpaid distributions to the redemption date, but only to the extent that the trust has funds available for payment of the redemption price; and

  . upon a dissolution, winding-up, or termination of the trust, the lesser of:

    (1) the aggregate of the liquidation amount of, and all accrued and unpaid distributions on, the preferred securities to the date of payment, but only to the extent the trust has funds available for the payment; or

    (2) the amount of assets of the trust remaining available for distribution to holders of the preferred securities in liquidation of the trust.

  The guarantee does not apply to the dissolution, winding-up, or termination of a trust that is not done in connection with the distribution of junior subordinated debt securities to the holders of preferred securities or the redemption of all of the trust's preferred securities. Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of preferred securities or by causing the trust to pay those amounts to the holders.

  The guarantee is a guarantee, on a subordinated basis, of the guarantee payments from the time of issuance, but the guarantee only applies to distributions to the extent the applicable trust has funds available for those distributions. If we do not make interest payments on the junior subordinated debt securities purchased by a trust, then the trust will not pay distributions on the preferred securities and will not have funds available for those distributions.

Covenants

  Under the guarantee agreement, if there has occurred any event that constitutes an event of default under the guarantee agreement or the declaration and that event is continuing, then, so long as any preferred securities issued by the applicable trust remain outstanding, we may not:

  . declare or pay cash dividends on, or make a distribution with respect to, or repurchase or make a liquidation payment with respect to, any of our capital stock; or

  . make any payment of interest, principal, or premium on, or repay, repurchase, or redeem any debt securities, including guarantees, issued by us that rank equally with or below the junior subordinated debt securities.

Modifications of the Guarantee; Assignment

  Except for changes that do not adversely affect the rights of holders of preferred securities, the guarantee agreement may be amended only with the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities then outstanding. All guarantees and agreements contained in the guarantee agreement bind our successors, assigns, receivers, trustees, and representatives.

Events of Default

  An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments. The holders of a majority in aggregate liquidation amount of the preferred securities may direct the time, method, and place of conducting any proceeding for any remedy available to the guarantee trustee in connection with the guarantee and may direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

  The guarantee constitutes a guarantee of payment and not of collection. If we fail to make the guarantee payments when required, holders of preferred securities may directly institute a proceeding against us for enforcement of their right to receive those payments under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other entity.

  We are required to provide annually to the guarantee trustee a statement as to our performance of certain obligations under the guarantee and as to any default in that performance.

Information Concerning the Guarantee Trustee

  The guarantee trustee, before the occurrence of a default with respect to the guarantee and after curing all such defaults that may have occurred, will perform only those duties as are specifically stated in the guarantee agreement. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those obligations, the guarantee trustee is under no additional obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs and liabilities that might be incurred in such a situation.

Termination

  The guarantee will terminate as to a series of preferred securities upon the following events:

  . full payment of the redemption price of all of a trust's securities, including all distributions payable to the redemption date;

  . distribution of the junior subordinated debt securities held by the trust to the holders of the preferred securities; or

  . full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

Status of the Guarantee

  The guarantee constitutes our unsecured obligation that ranks:

  .  junior to all of our other liabilities;

  .  equally with our most senior preferred stock;

  . equally with any guarantee issued by us in respect of any preferred stock of any of our affiliates; and

  .  senior to our common stock.

  The terms of the preferred securities provide that each holder of preferred securities, by acceptance of those securities, agrees to the subordination provisions and other terms of the guarantee.

Governing Law

  The guarantee is governed by New York law.

                          DESCRIPTION OF CAPITAL STOCK

  The following is a summary of the material provisions of our certificate of incorporation, by-laws, and rights agreement between us and Norwest Bank Minnesota, National Association. You should refer to these documents, which are incorporated by reference into this prospectus, for further information.

General

  ReliaStar's authorized capital stock consists of 200 million shares of common stock and seven million shares of preferred stock.

  All issued and outstanding shares of common stock are, and the shares offered by this prospectus will be, fully paid and non-assessable. Holders of shares of common stock or preferred stock do not have any preemptive rights to subscribe for or purchase any of our securities, except, with respect to shares of preferred stock, such preemptive rights as may be provided in the resolutions of our board of directors providing for the issuance of those shares. Holders of common stock have the rights described below under "Share Rights Plan."

Preferred Stock

  ReliaStar's certificate of incorporation authorizes our board of directors to issue, without shareholder approval, one or more series of preferred stock with such designations, voting powers, preferences, and other special rights, and qualifications, limitations, or restrictions, as may be stated in the resolutions providing for the issuance of the series.

  We have also currently reserved for issuance up to six million shares of Series A Junior Participating Preferred Stock issuable under the rights agreement referred to below under "Share Rights Plan."

Dividends

  Under Delaware law, subject to restrictions contained in our certificate of incorporation discussed in the next paragraph, we may declare dividends out of our surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared, for the preceding fiscal year, or both.

  Under our certificate of incorporation, so long as there are outstanding any shares of preferred stock entitled to cumulative dividends, no dividends may be paid or declared, nor may any distribution be made, on shares of common stock, nor may any shares of common stock be purchased, redeemed, or otherwise acquired for value by us, if we are in default with respect to any dividend payable on, or obligation to redeem or to maintain a purchase, retirement, or sinking fund with respect to, shares of preferred stock. This prohibition does not apply, however, to stock dividends or to purchases of common stock in exchange for, or through application of the proceeds of the sale of, shares of common stock.

  ReliaStar is primarily a holding company owning, directly or indirectly, the capital stock of ReliaStar Life Insurance Company and other subsidiaries. There are legal limitations on the extent to which ReliaStar Life Insurance Company and our other insurance-company subsidiaries may pay dividends, lend, or otherwise supply funds to ReliaStar or ReliaStar Life Insurance Company.

  Our payment of future dividends is largely dependent upon the ability of ReliaStar Life Insurance Company to pay dividends to us. Under Minnesota insurance laws and regulations, any such payments may be in an amount deemed prudent by ReliaStar Life Insurance Company's board of directors and, unless otherwise approved by the Minnesota Insurance Commissioner, must be paid solely from the adjusted earned surplus of ReliaStar Life Insurance Company. "Adjusted earned surplus" means the earned surplus as determined in accordance with statutory accounting principles (unassigned funds) less 25% of the amount of earned surplus that is attributable to net unrealized capital gains. Further, without approval of the Insurance Commissioner, ReliaStar Life Insurance Company may not pay in any calendar year any dividend that, when combined with other dividends paid within the preceding 12 months, exceeds the greater of 10% of its statutory surplus at the prior year end or 100% of its statutory net gain from operations, not including realized capital gains, for the prior calendar year.

Voting Rights

  Our certificate of incorporation provides that, except as otherwise required by law, holders of shares of common stock are entitled to one vote per share. Holders of shares of common stock do not have cumulative voting rights.

  Except as otherwise required by law or by the resolutions providing for the issuance of the shares, holders of shares of preferred stock have no voting rights.

  Our certificate of incorporation requires the affirmative vote of 75% of our outstanding capital stock entitled to vote, voting as a single class, to take the following actions:

  . approve certain "business combinations" involving an "interested shareholder" unless the transaction is approved by a majority of the "continuing directors," as those terms are defined in the certificate of incorporation;

  .  remove directors;

  .  make certain amendments to the certificate of incorporation; and

  .  for shareholders to amend our by-laws.

Liquidation

  Subject to preferential payments due or other rights with respect to any shares of preferred stock that may then be issued and outstanding, in the event of any liquidation of ReliaStar the holders of common stock are entitled to share, in proportion to the number of shares of common stock held, in the assets remaining after discharge of all obligations and liabilities of ReliaStar.

Share Rights Plan

  Under the rights agreement referred to above, each share of our common stock has attached one preferred-share purchase right. Each such right entitles the registered holder to purchase from us one-twentieth of a share of Series A Junior Participating Preferred Stock at an exercise price of $100, subject to adjustment.

  Until the distribution date for the rights, they will be evidenced by certificates representing shares of common stock and will be transferred only with the shares of common stock. The rights will separate from the shares of common stock and a distribution date for the rights will occur upon the earlier of the following:

  . the close of business on the 15th day after a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock; or

  . the close of business on the 15th day after the commencement or announcement of a tender or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owner of 20% or more of the outstanding shares of our common stock.

  The rights are not exercisable until the distribution date. They will expire on September 8, 2004, unless extended or redeemed by us.

  Upon the occurrence of any of the following events:

  . ReliaStar is the surviving corporation in a merger, consolidation, or statutory share exchange with an acquiring person, and all outstanding shares of ReliaStar are not changed or exchanged;

  . an acquiring person engages in one of a number of self-dealing transactions specified in the rights agreement;

  . an acquiring person increases by more than 1% its proportion of beneficial ownership of the outstanding shares of any class of equity securities or securities exercisable for or convertible into equity securities of ReliaStar or any of its subsidiaries in a recapitalization, reclassification, or similar transaction; or

  . a person, other than ReliaStar and its affiliates, becomes a beneficial owner of 20% or more of the outstanding shares of common stock;

then each holder of a right, other than rights beneficially owned by an acquiring person, will have the right to receive, upon exercise of the right at the then current exercise price of the right, a number of shares of common stock having a market value of two times the exercise price of the right, subject to adjustment.

  If ReliaStar is acquired in a merger or other business-combination transaction or 50% or more of the assets or earning power of ReliaStar and its subsidiaries, taken as a whole, are sold after a public announcement that a person has become an acquiring person, then each holder of a right will have the right to receive, upon exercise at the then current exercise price of the right, a number of common shares of the acquiring person, or its affiliates, having a market value of two times the exercise price of the right.

  Subject to limitations discussed in the rights agreement, we may exchange rights for shares of common stock or reduce the 20%-stock-ownership threshold to not less than 10%.

  The rights are redeemable at a price of one cent per right at any time before the 30th day after a public announcement that a person has become an acquiring person. The redemption period may be extended if no person has become an acquiring person.

Limitations on Change in Control

  Our certificate of incorporation and by-laws provide that our board of directors will be divided into three classes serving staggered terms, with one class of directors to be elected for a three-year term at each annual meeting of shareholders. As a result, at least two meetings of shareholders will generally be required for shareholders to effect a change in control of our board of directors. Our by-laws provide that advance notice of nominations for the election of directors to be made at, and business to be brought before, an annual meeting of shareholders by a shareholder must be received by ReliaStar's Secretary not less than 60 days in advance of the meeting. If public disclosure of a meeting is made less than 75 days before the meeting, however, the notice need only be received within 15 days following public disclosure. Our certificate of incorporation and by-laws also provide that shareholder action may be taken only at meetings of shareholders, and may not be taken by shareholder consent, and that shareholders are not permitted to call, or to require our board of directors to call, special meetings of shareholders.

  The certificate of incorporation provides that, when considering a merger, consolidation, sale of assets, business combination, tender offer, exchange offer, or other transaction, our board of directors, any committee of the board, and our directors and officers may, in considering the best interests of ReliaStar and its shareholders, consider the effects of such transaction upon our company's and our subsidiaries' employees, customers, and suppliers and upon communities in which ReliaStar and its subsidiaries are located or do business.

  We have entered into agreements with a number of our executive employees for specified financial arrangements that we will provide upon termination of employment under certain circumstances following a change in control of ReliaStar. In addition, many of our retirement and other employee-benefit arrangements provide for accelerated vesting of benefits and allocation to participants of surplus retirement plan benefits upon a change in control of ReliaStar.

  The foregoing provisions and agreements could have the effect of discouraging, delaying, or preventing a tender or exchange offer, proxy contest, or other attempt to gain control of or change ReliaStar's management.

Limitation on Certain Liability of Directors and Indemnification

  Our certificate of incorporation and by-laws contain provisions limiting the liability of directors for monetary damages to ReliaStar and its shareholders for breach of fiduciary duty of care and authorizing the indemnification of directors, officers, and employees to the fullest extent permitted by Delaware law. We maintain directors' and officers' liability insurance policies.

Transfer Agent

  The transfer agent for our common stock is Norwest Bank Minnesota, National Association.

                        DESCRIPTION OF DEPOSITARY SHARES

  This section describes the general terms of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

  We have summarized the material terms and provisions of the deposit agreement, the depositary shares, and the depositary receipts in this section, but this is only a summary. We have filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should review the forms of these documents for additional information before you buy any depositary shares.

General

  We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary (as defined below) to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

  The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million (the "depositary"). We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, and liquidation rights.

  The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

  If you surrender depositary receipts at the principal office of the depositary, unless the related depositary shares have previously been called for redemption, you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by those depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for preferred stock.

Dividends and Other Distributions

  The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

  If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

  The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

  If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

  If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 and 60 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as determined by the depositary.

  After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon redemption. Such payments will be made when holders surrender their depositary receipts to the depositary.

Voting Underlying Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date for the preferred stock will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

  The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Taxation

  Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  . no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

  . the tax basis of the preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

  . the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held those depositary shares.

Amendment and Termination of the Deposit Agreement

  The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

  . all outstanding depositary shares relating to the deposit agreement have been redeemed; or

  . there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution, or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

  We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

  Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties listed in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us, the depositary, or both. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

  The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                       DESCRIPTION OF SECURITIES WARRANTS

  This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

  We may issue warrants for the purchase of senior debt securities, subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares, or common stock. Securities warrants may be issued alone or together with other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate securities warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

  We have summarized the material terms of the forms of securities warrant agreements and securities warrants in this section, but this is only a summary. The summary is not complete. We have also filed the forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement. You should review the applicable forms of these documents for additional information before you buy any securities warrants.

General

  If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of the securities warrants, including the following, if applicable:

  .  the offering price;

  .  the currencies in which the securities warrants are being offered;

  . the designation, aggregate principal amount, currencies, denominations, and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

  . the designation and terms of any series of debt securities, preferred stock, or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each other security;

  . the date on and after which the holder of the securities warrants may transfer them separately from the related security;

  . the principal amount of the series of related securities that may be purchased if a holder exercises the securities warrant and the price at which and currencies in which that principal amount may be purchased upon exercise;

  . the date on which the right to exercise the securities warrants begins and the date on which it expires;

  .  United States federal income tax consequences; and

  .  any other terms of the securities warrants.

Securities warrants for the purchase of debt securities will be in registered form only.

  If securities warrants for the purchase of preferred stock, depositary shares, or common stock are offered, the applicable prospectus supplement will describe the terms of the securities warrants, including the following, where applicable:

  .  the offering price;

  . the total number of shares that can be purchased if a holder of the securities warrants exercises them;

  . in the case of securities warrants for preferred stock or depositary shares, the designation, total number, and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

  . the designation and terms of the series of related securities with which the securities warrants are being offered and the number of securities warrants being offered with each related security;

  . the date on and after which the holder of such securities warrants can transfer them separately from the related securities;

  . the number of shares of related securities that may be purchased if a holder exercises the securities warrant and the price at which the related securities may be purchased upon each exercise;

  . the date on which the right to exercise the securities warrants begins and the date on which it expires;

  .  United States federal income tax consequences; and

  .  any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock, depositary shares, or common stock will be in registered form only.

  Until any securities warrants to purchase debt securities are exercised, the holder of those securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium, or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock, depositary shares, or common stock are exercised, holders of those securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares, or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

  Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or the number of shares of preferred stock, depositary shares, or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

  A holder of securities warrants may exercise them by following the general procedure outlined below:

  . delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

  . properly completing and signing the reverse side of the certificate representing the securities warrants; and

  . delivering the certificate representing the securities warrants to the warrant agent within three business days of the warrant agent receiving payment of the exercise price.

  If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares, or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, a new securities warrant certificate will be issued to you by the warrant agent for the unexercised amount of the securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments to Securities Warrant Agreements

  We may amend a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are consistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the warrant agent, may also amend a securities warrant agreement and the terms of the securities warrants if a majority of the then-outstanding unexercised securities warrants affected by the amendment consent. However, no amendment that accelerates the expiration date, increases the exercise price, reduces the majority-consent requirement for any such modification or amendment, or otherwise materially and adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

  Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner described in the applicable prospectus supplement if certain events occur, including:

  . if we issue capital stock as a dividend or distribution on the common stock;

  .  if we subdivide, reclassify, or combine the common stock;

  . if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price; or

  . if we distribute to all holders of common stock evidences of our indebtedness or our assets or rights or warrants.

  Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock. No adjustments will be made for regular periodic cash dividends or distributions, nor will any adjustments be made for cash dividends or distributions paid out of retained earnings.

  Holders of common stock warrants may have additional rights under the following circumstances:

  .  a reclassification or change of the common stock;

  .  a consolidation or merger involving our company; or

  . a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, cash, or other property with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale, or conveyance if they had exercised their common stock warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

  The securities offered by this prospectus may be sold through agents, through underwriters or dealers, or directly to one or more purchasers.

  Underwriters, dealers, and agents that participate in the distribution of the securities offered by this prospectus may be "underwriters" as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Underwriters or agents will be identified and their compensation will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

  The distribution of the securities offered by this prospectus may occur from time to time in one or more transactions at a fixed price, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

  If the applicable prospectus supplement so indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  .  commercial and savings banks;

  .  insurance companies;

  .  pension funds;

  .  investment companies; and

  .  educational and charitable institutions.

  The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

  We may have agreements with the underwriters, dealers, and agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, or agents may be required to make as a result of those civil liabilities.

  Except for shares of our common stock, which are listed on the New York Stock Exchange, when we or a trust issues the securities offered by this prospectus, they may be new securities without an established trading market. If we or a trust sells a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market-making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any such security offered by this prospectus.

  Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file periodic reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site (www.sec.gov). You may also read and copy any document we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, where our common stock is listed under the symbol "RLR." For further information on obtaining copies of our public filings from the New York Stock Exchange, you may call (212) 656-5060.

  We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information incorporated by reference into that report from our 1998 Annual Report to Shareholders and portions of our definitive proxy statement for our 1999 Annual Meeting of Shareholders; and

  . the description of our common stock and related rights to purchase preferred stock contained in our Form 8-K/A dated May 20, 1993 to our Current Report on Form 8-K dated January 17, 1989 and our Amendment on Form 8-A/A dated February 26, 1999.

  We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we (or the trusts, if applicable) sell all the securities offered by this prospectus.

  You may request a copy of these filings at no cost by contacting us at the following address:

      Secretary ReliaStar Financial Corp. 20 Washington Avenue South Minneapolis, Minnesota 55401 (612) 372-5432

  You should rely only on the information incorporated by reference or presented in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the applicable prospectus supplement is accurate as of any dates other than the dates on the front of those documents.

                             VALIDITY OF SECURITIES

  The validity of the debt securities, preferred stock, common stock, depository shares, and securities warrants will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the applicable trust by special Delaware counsel to the trust. Any underwriters will be represented by their own legal counsel.

                                    EXPERTS

  The consolidated financial statements of ReliaStar and related financial statement schedules as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                                  $200,000,000

                                     [LOGO]

                           ReliaStar Financial Corp.

                               8% Notes due 2006

                           ------------------------

                             PROSPECTUS SUPPLEMENT

                           ------------------------

                              Merrill Lynch & Co.

                           Credit Suisse First Boston

                                Lehman Brothers

                               J.P. Morgan & Co.

                                October 5, 1999

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